EXHIBIT 5

                     [LETTERHEAD OF GREENBERG TRAURIG, LLP]


                                 August 22, 2002


Vodavi Technology, Inc.
4717 East Hilton Avenue
Suite 400
Phoenix, Arizona 85034

     RE: REGISTRATION STATEMENT ON FORM S-8
         VODAVI TECHNOLOGY, INC.

Gentlemen:

     As legal counsel to Vodavi Technology, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about August 27, 2002 in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of the Company's common stock, par value $0.001 per share, (the "Common Stock") issuable pursuant to the Company's Second Amended and Restated 1994 Stock Option Plan (the "Plan"). The shares of Common Stock issuable pursuant to the Plan are referred to as the "Shares." The facts, as we understand them, are set forth in the Registration Statement.

     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

     A. The Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, as amended through the date hereof;

     B. The Amended and Restated Bylaws of the Company, as amended through the date hereof;

     C. Resolutions adopted by the Board of Directors of the Company dated May 13, 2002, amending and restating the Plan to incorporate amendments to the Plan that, among other things, increased the number of shares of Common Stock issuable pursuant to the Plan 1,100,000 to 1,600,000 shares;

     D. Resolutions of the Board of Directors of the Company dated February 14, 2000, amending and restating the Plan to incorporate amendments to the Plan that, among other things, increased the number of shares of Common Stock issuable pursuant to the Plan from 850,000 to 1,100,000 shares;

Vodavi Technology, Inc.
August 22, 2002
Page 2


     E. Minutes of the July 15, 2002 Annual Meeting of Stockholders of the Company, at which the stockholders approved the amendment to the Plan as adopted by the Board of Directors;

     F. Minutes of the June 19, 2000 Annual Meeting of Stockholders of the Company, at which the stockholders approved the amendment to the Plan as adopted by the Board of Directors; and

     G. The Registration Statement.

     Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

     Our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

     We  hereby  expressly   consent  to  any  reference  to  our  firm  in  the
Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

                                      Very truly yours,


                                      /s/ Greenberg Traurig, LLP